Exhibit 99.1

RenaissanceRe Announces Formation of Upsilon Reinsurance II Ltd., Bringing Additional Reinsurance Capacity to the Retrocessional Reinsurance Market

PEMBROKE, Bermuda—(BUSINESS WIRE) — January 3, 2013 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced the formation of Upsilon Reinsurance II Ltd. (“Upsilon Re II”), a new Bermuda domiciled special purpose insurance vehicle, creating additional reinsurance capacity for the worldwide aggregate retrocessional reinsurance market. Investors (including RenaissanceRe) have capitalized Upsilon Re II and $185 million of fully-collateralized reinsurance limit has been deployed. Upsilon Re II is managed by Renaissance Underwriting Managers, Ltd. Upsilon Re II may raise additional capital and provide additional fully-collateralized reinsurance capacity if market opportunities exist.

Neill A. Currie, Chief Executive Officer of RenaissanceRe Holdings Ltd., stated: “We are pleased to announce the formation of Upsilon Re II to serve our retrocessional clients worldwide and continue our track record of providing our clients with appropriate capital. Through this endeavor, we are able to both serve our clients’ needs and design a facility that allows investors to efficiently participate in the retrocessional reinsurance market.”

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, managed by the Company’s ventures unit, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Source: RenaissanceRe Holdings Ltd.

Investor:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media: Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800